Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL REPORTS THIRD QUARTER 2009 RESULTS

Q3 & YTD Rebased OCF Growth of 8%

Record OCF Margin of 45.3% in Q3

YTD FCF Growth of 24% to $662 million

Englewood, Colorado — November 4, 2009: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the third quarter (“Q”) ended September 30, 2009. Highlights for the quarter compared to the same period for 2008 (unless noted), include:

•                  Revenue of $2.82 billion, reflecting 4% rebased1 growth

•                  Operating Cash Flow (“OCF”)2 of $1.28 billion, representing 8% rebased growth

•                  Operating income improved by 14% to $464 million

•                  Free Cash Flow (“FCF”)3 of $167 million, an increase of 65%

•                  Organic RGU4 additions of 199,000

•                  Repurchased approximately $200 million of equity since June 30, 2009

President and CEO Mike Fries said, “Through the first three quarters of the year, we are pleased with our ability to demonstrate consistent growth. We delivered rebased OCF growth of 8% for both the three and nine months ended September 30, 2009, which is above our full-year guidance range of 5 – 7%. We expect to be at the high end of that range for the full year due in part to increased marketing and subscriber acquisition costs in Q4, our busiest selling season. Meanwhile, free cash flow increased 24% year-to-date to $662 million, and we expect to meet or exceed our 2009 guidance target on this key metric. In addition, rebased revenue growth remained steady on a sequential basis from Q2’09 helped by improved performance in Europe and Japan, while scale efficiencies drove our consolidated OCF margin5 to 45.3% for the three-month period, an increase of 130 basis points compared to the same period last year.”

“In terms of subscriber activity, our third quarter RGU additions were consistent with our Q2’09 additions despite the fact that we typically experience a sequential decline from Q2 to Q3 due to seasonality. Our Q3 performance was due in part to an improvement in broadband subscriber additions as we have accelerated our deployment of next-generation ‘Fiber Power’ services across Europe. We’ve launched 100+ Mbps tiers in seven of ten European markets and, including Japan, we have enabled approximately 20 million ‘3.0’ homes worldwide. As we ramp our marketing activity and our fall campaigns kick into high gear, we expect Q4 will be our strongest quarter of the year for subscriber additions.”

“In terms of our other key value drivers, namely M&A and capital structure, we had an active quarter. On the M&A front, we entered into strategic transactions with CBS and Scripps that enhance our pay TV channels business in Europe. On the balance sheet, we have been actively extending debt maturities throughout the year, and in Q3 we completed over $2.5 billion of additional extensions. As a result, we have now pushed out over $8.0 billion of long-term debt this year and the average duration of our debt is over 5.5 years. Our liquidity position remains strong, as we had $2.0 billion of cash and equivalents at September 30, 2009, including $874 million at LGI and its non-operating subsidiaries, and total liquidity available to the parent6 of approximately $1.4 billion. We remain poised to use our excess capital for strategic M&A opportunities or continued buybacks of our own stock.”

PRESS RELEASE

Disposition of UPC Slovenia

On July 15, 2009, we completed the sale of UPC Slovenia to Mid Europa Partners for a cash purchase price of €119.5 million ($168.4 million at the transaction date), before working capital adjustments. In our condensed consolidated financial statements, UPC Slovenia is classified as a discontinued operation. Therefore, our revenue, OCF, FCF and subscriber metrics exclude UPC Slovenia’s results for all periods presented.7

Subscriber Statistics

Our base of 26.8 million RGUs consists of 15.2 million video, 6.5 million broadband internet and 5.1 million telephony subscribers at September 30, 2009. We have increased our RGUs by 2.0 million or 8% since September 30, 2008, as a result of both organic and acquisition activity. Over this same timeframe, we have expanded our customer base by over 500,000, ending the third quarter with 16.6 million customers. In terms of bundling, we have added over 800,000 multi-play customers in the last twelve months and now have 41% of our customer base subscribing to two or more products.

Similar to Q2 2009, we added 199,000 organic RGUs in the third quarter. From a regional perspective, our operations in Japan, Europe, the Americas and Australia contributed 85,000, 66,000, 38,000 and 10,000 organic additions, respectively. Our European markets, which are typically adversely impacted by the summer holiday season, experienced an 85% increase in organic additions, as compared to our Q2 2009 organic gains of 35,000. This increase resulted from a marked improvement at our UPC Broadband Division (“UPC”).

Our third quarter organic additions included broadband internet and telephony additions of 130,000 and 124,000 RGUs, respectively, and video losses of 55,000 RGUs. Organic broadband internet additions were modestly higher than both Q2 2009 and Q3 2008 additions. This improvement was driven in part by the Netherlands and Ireland, which added 15,000 and 13,000 broadband internet subscribers, respectively, in the third quarter. The Netherlands reported its best broadband internet quarter since 2007, reflecting early success with its “Fiber Power” products. We currently have next-generation broadband internet services in seven of nine UPC markets, four of which launched in September (Switzerland, Czech Republic, Slovakia, and Poland). Over 60% of UPC’s two-way footprint is now capable of supporting speeds of 100+ Mbps and we estimate that we are marketing to approximately 80% of this footprint.

Our third quarter organic video loss compares favorably to Q1 2009 and Q2 2009, as it was better by 41,000 and 25,000 subscribers, respectively. This result was aided by Austar’s highest organic gain in 2009 and improved video churn in Belgium and the Netherlands, as evidenced by their lowest video losses of the year. At September 30, 2009, our 15.2 million video subscribers consisted of 7.7 million analog (including MMDS), 6.3 million digital cable and 1.2 million direct-to-home (“DTH”) RGUs. In the last twelve months, our digital cable RGUs have grown by 42% or 1.9 million, resulting in consolidated digital penetration8 of 45%.

For the three and nine months ended September 30, 2009, we added 327,000 and 1.2 million digital cable RGUs, respectively, on an organic basis. As compared to the corresponding prior year periods, we were flat compared to Q3 2008, but had an increase of 28% over the nine-month 2008 period. Year-to-date, our organic growth in digital cable subscribers was led by our Belgian, Central and Eastern European (“CEE”) and Chilean operations, which grew by 87%, 37% and 34%, respectively, over the prior year period. Within our digital subscriber base, the digital video recorder (“DVR”) continues to appeal to our customers. At UPC, we have added over 400,000 DVR cable RGUs in the last twelve months, an increase of approximately 88% since September 30, 2008. We believe our growth opportunity remains substantial, particularly at UPC, given its digital penetration of 31% and its analog video base of 5.5 million subscribers.

Revenue

On a reported basis, we increased our revenue by 7% to $2.82 billion and 1% to $8.04 billion for the three and nine months ended September 30, 2009, respectively, as compared to the corresponding prior year periods. Our reported growth for both 2009 periods continued to be adversely impacted by the effects of foreign currency

PRESS RELEASE

(“FX”) movements, although the headwind from FX was much less evident in the third quarter. Adjusting for FX, we realized revenue growth of 8% for both the three and nine months ended September 30, 2009, as compared to the respective 2008 periods. On a year-over-year basis, our growth stemmed from a combination of internally-generated activity and the contribution of acquisitions, led by transactions completed by J:COM and Telenet.

Adjusting for the effects of FX and acquisitions, we delivered 4% rebased revenue growth for both the three and nine months ended September 30, 2009, as compared to the respective prior year periods. With respect to quarterly rebased growth, J:COM, Telenet and UPC all generated Q3 growth rates that exceeded the comparable Q2 rebased growth rates. Both our consolidated and UPC quarterly results continue to be negatively impacted by our Austrian and Hungarian operations. However, our Romanian operation reported positive revenue growth for the first time in two years. Similar to recent quarters, we are generating revenue growth from our advanced services,9 which is being partially offset by the effects associated with continued ARPU10 compression, analog churn and declines in our business-to-business and interconnect revenue.

For the three months ended September 30, 2009, our consolidated ARPU per customer was $47.51, reflecting an increase of 4% on both a reported and an FX-adjusted basis, as compared to the three months ended September 30, 2008. Our European and Chilean operations experienced local currency ARPU per customer growth in the third quarter, as UPC, Telenet and VTR generated 4%, 3% and 3% growth, respectively, as compared to the third quarter of 2008. On the other hand, J:COM reported a 1% decline in ARPU per customer, as its year-over-year comparison continues to be adversely impacted by 2008 acquisitions.

Operating Cash Flow

For the three months ended September 30, 2009, our OCF increased 10% to $1.28 billion, as compared to $1.16 billion for the three months ended September 30, 2008. For the nine-month period, we grew OCF to $3.57 billion from $3.40 billion, reflecting year-to-date growth of 5%. On an FX-neutralized basis, our 2009 results represent year-over-year growth of 11% and 12% for the three and nine months ended September 30, 2009, respectively.

Adjusting for both FX and acquisition impacts, we achieved rebased OCF growth of 8% for each of the three and nine months ended September 30, 2009, as compared to the corresponding 2008 periods. In the third quarter, our rebased results were supported by continued double-digit growth from our Belgian, Polish and Australian operations, and the strongest rebased growth quarters of the year from our Chilean and Romanian operations. Based upon our year-to-date performance and outlook for the fourth quarter, we are reconfirming our 2009 OCF guidance for 5-7% rebased growth and expect to finish 2009 at the upper end of this range. In this regard, we would expect that our rebased OCF growth in Q4 would be lower than the growth we have reported in the previous three quarters, reflecting in part more difficult year-over-year Q4 comparisons in some markets and higher marketing and subscriber acquisition costs in Q4 to support our fall campaigns.

Consolidated OCF margins were 45.3% and 44.4% for the three and nine months ended September 30, 2009, respectively, and reflect improvements of 130 and 160 basis points compared to prior year periods, respectively. Our operating expenses and selling, general and administrative costs (“SG&A”) have contributed to our margin improvements, as they are lower as a percentage of revenue in both 2009 periods versus the three and nine months ended September 30, 2008. With respect to our third quarter results, UPC reached a 50.0% OCF margin, representing a 140 basis point increase over the comparable OCF margin in Q3 2008. This improvement was driven largely by UPC’s Western European markets, particularly Switzerland and the Netherlands. Additionally, our three other key reporting segments, J:COM, VTR and Telenet, each realized OCF margin gains over the third quarter of 2008, with J:COM and VTR driving 160 and 140 basis point margin improvements, respectively.

Operating Income

For the three and nine months ended September 30, 2009, we reported operating income of $464 million and $1.17 billion, respectively, as compared to $408 million and $1.12 billion for the three and nine months ended September 30, 2008, respectively. For the 2009 three-month period, operating income grew by 14% over the comparable 2008 period, as our increase in revenue more than offset increases in operating, SG&A and depreciation and amortization expenses. For the 2009 nine-month period, operating income was 4% higher than

PRESS RELEASE

the comparable 2008 period, resulting from the net effect of a modest increase in revenue, year-over-year reductions in operating and SG&A expenses, and year-over-year increases in depreciation and amortization expenses and impairment charges.

Net Loss Attributable to LGI Stockholders

For the three months ended September 30, 2009, we recognized a net loss attributable to LGI stockholders (“Net Loss”) of $120 million ($0.45 per diluted share), a significant improvement from our Net Loss of $309 million ($1.01 per diluted share) for the three months ended September 30, 2008. This improvement was driven in large part by a 14% increase in operating income, as well as the net impact of lower FX transaction losses, lower interest expense, lower losses from changes in fair values of certain investments and debt and higher losses on derivative instruments. For the nine months ended September 30, 2009, we realized a Net Loss of $512 million ($1.89 per diluted share), as compared to a Net Loss of $36 million ($0.11 per diluted share) for the respective prior year period. The higher Net Loss stemmed primarily from increases in losses on derivative instruments that were only partially offset by lower interest and income taxes. Our gains and losses associated with FX transactions and changes in fair values of investments and debt are predominantly non-cash.

In terms of our basic and diluted per share calculations, we utilized weighted average common shares outstanding of 265 and 306 million for the three months ended September 30, 2009 and 2008, respectively, and 270 and 324 million for the nine months ended September 30, 2009 and 2008, respectively. As of October 30, 2009, we had 261 million common shares outstanding.

Capital Expenditures and Free Cash Flow

Our capital expenditures declined by 11% or $67 million from $592 million for the three months ended September 30, 2008 to $525 million for the three months ended September 30, 2009. As a percentage of revenue, capital expenditures decreased from 22% in the third quarter of 2008 to 19% in the third quarter of 2009. On a year-to-date basis, capital expenditures fell from $1.7 billion for the nine months ended September 30, 2008 to $1.6 billion for the nine months ended September 30, 2009, reflecting a beneficial impact from FX. For the 2008 and 2009 nine-month periods ended September 30, our capital expenditures as a percentage of revenue were 21% and 20%, respectively. Of our capital expenditures for the nine months ended September 30, 2009, approximately 62% related to customer premise equipment and scalable infrastructure, 23% related to line extensions, network upgrade and rebuild activity, and the remaining 15% related primarily to support capital.

For the three and nine months ended September 30, 2009, our FCF increased 65% to $167 million and 24% to $662 million, respectively, as compared to FCF of $101 million and $534 million for the three and nine months ended September 30, 2008, respectively. The increase in FCF for the third quarter of 2009 over the corresponding prior year period was due to lower capital expenditures in the 2009 period, while the increase in year-to-date FCF as compared to the nine-month period of 2008, was due to a combination of higher net cash provided by continuing operations and a reduction in capital expenditures. In both 2009 periods, our FCF growth was enhanced by favorable FX, particularly in the third quarter. We remain on track to achieve our full-year FCF guidance target of at least 25% growth on a year-over-year basis.

Leverage and Liquidity

At September 30, 2009, we reported $21.7 billion of debt and $2.4 billion of cash and cash equivalents (including restricted cash related to our debt instruments), resulting in net debt11 of $19.3 billion. In comparison to the second quarter, our debt balance increased $1.0 billion due largely to FX translation, reflecting the weakening of the U.S. dollar relative to our local currencies. Our cash balance increased by over $200 million since June 30, 2009 due in part to our FCF generation and the proceeds from the disposal of our Slovenian operation. In terms of our leverage position at September 30, 2009, our gross and net leverage ratios12 declined from the previous quarter to 4.2x and 3.8x, respectively.

In the third quarter, we continued to build upon the opportunistic steps that we took in the first half of the year in terms of improving our consolidated debt maturity schedule. We extended a portion of our debt maturities at

PRESS RELEASE

Telenet, Austar and UPC in the third quarter, including over $2.5 billion of debt commitments at Telenet from maturities of 2012 – 2015 to 2014 – 2017. As a result of our year-to-date refinancing activity, we have minimal near-term amortizations, with over 99% of our debt at the UPC borrowing group maturing in 2013 and beyond, and over 85% of our consolidated debt maturing in 2013 and beyond.

We ended the quarter with a consolidated liquidity position13 of $3.6 billion, which was an increase of approximately $500 million over June 30, 2009 levels. The $3.6 billion breaks down as follows: $2.0 billion of unrestricted cash, including $874 million at the parent and our non-operating subsidiaries and $1.1 billion at our operating subsidiaries; and $1.6 billion of unused borrowing capacity,14 as represented by the maximum undrawn commitment under each of our credit facilities, including those at UPC Broadband Holding, Telenet and J:COM. Approximately 42% of our unused borrowing capacity is at the UPC Broadband Holding credit facility and upon completion of our third quarter bank reporting requirement, we estimate that approximately €318 million ($466 million) of the €456 million ($667 million) of capacity will be available at UPC Broadband Holding.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2009, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 14 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2009 outlook including rebased operating cash flow and free cash flow growth for the full year and subscriber additions in the fourth quarter, our future growth prospects, including our continued ability to generate free cash flow, expand our RGUs and increase our ARPU per customer, and our liquidity and access to capital markets, including our borrowing availability, ability to repay near-term debt amortizations and potential uses of our excess capital; our expectations with respect to the timing and impact of our roll-out of advanced products and services, including the success of our EuroDOCSIS 3.0 deployment and our digital cable growth opportunity; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PRESS RELEASE

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications

Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
K.C. Dolan	+1 303.220.6686	Bert Holtkamp	+31 20.778.9447
Molly Bruce	+1 303.220.4202

1                            For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2009, we have adjusted our historical 2008 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in the respective 2008 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2009 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2008 from our rebased amounts for the nine months ended September 30, 2008 and (iii) reflect the translation of our 2008 rebased amounts at the applicable average exchange rates that were used to translate our 2009 results. Please see page 109 for supplemental information.

2                            Please see page 132 for our operating cash flow definition and the required reconciliation.

3                            Free cash flow or FCF is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. Please see page 14 for more information on FCF and the required reconciliation.

4                            Please see page 19 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

5                            OCF margin is calculated by dividing OCF by total revenue for the applicable period.

6                            Liquidity available to the parent refers to the total of our cash at the parent and our non-operating subsidiaries, cash at UPC Holding B.V., and its subsidiaries (excluding VTR), and the amount available to borrow at our UPC Broadband Holding credit facility upon completion of our third quarter bank reporting requirements.

7                            UPC Slovenia was sold on July 15, 2009 and we have treated UPC Slovenia as a discontinued operation in our condensed consolidated financial statements. Thus, the results of operations and cash flows of UPC Slovenia have been reclassified to discontinued operations for all periods presented. Additionally, we are reporting subscriber metrics excluding the impact of this discontinued operation.

8                            Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

9                            Advanced services represent our services related to digital video, including digital cable and DTH, broadband internet and telephony.

10                      ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs or customer relationships or RGUs, as the case may be, for the period. The growth rate for ARPU per customer relationship for LGI and UPC is not adjusted for currency impacts unless otherwise noted.

11                      Total debt includes capital lease obligations. Total cash and cash equivalents includes $471 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

12                      Our gross and net leverage ratios are defined as total debt and net debt to annualized operating cash flow of the latest quarter.

13                      Consolidated liquidity position refers to the total of our cash and cash equivalents and the maximum undrawn commitment under each of our credit facilities other than the VTR Bank Facility.

14                      The $1.6 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $248 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,968.8	$1,374.0
Trade receivables, net	807.3	1,002.8
Deferred income taxes	267.9	280.8
Derivative instruments	77.3	193.6
Other current assets	363.8	382.5
Total current assets	3,485.1	3,233.7

Restricted cash	466.1	470.8
Investments	1,049.6	979.8
Property and equipment, net	12,228.6	12,035.4
Goodwill	13,548.3	13,144.7
Intangible assets subject to amortization, net	2,141.6	2,405.0
Other assets, net	1,687.6	1,716.7

Total assets	$34,606.9	$33,986.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$719.9	$735.0
Deferred revenue and advance payments from subscribers and others	708.0	918.4
Current portion of debt and capital lease obligations	499.3	513.0
Derivative instruments	590.4	441.7
Other accrued and current liabilities	1,628.6	1,634.0
Total current liabilities	4,146.2	4,242.1

Long-term debt and capital lease obligations	21,239.7	19,989.9
Deferred tax liabilities	753.4	902.7
Other long-term liabilities	2,458.3	2,356.7
Total liabilities	28,597.6	27,491.4

Commitments and contingencies

Equity:
Total Liberty Global, Inc. stockholders	2,763.9	3,393.0
Noncontrolling interests	3,245.4	3,101.7
Total equity	6,009.3	6,494.7

Total liabilities and equity	$34,606.9	$33,986.1

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	in millions, except per share amounts

Revenue	$2,824.2	$2,633.3	$8,040.1	$7,942.2

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	1,059.2	1,004.1	3,031.6	3,079.2
Selling, general and administrative (SG&A) (including stock-based compensation)	523.8	511.4	1,536.0	1,590.4
Depreciation and amortization	775.4	708.0	2,178.7	2,148.3
Impairment, restructuring and other operating charges, net	2.0	1.4	126.2	3.3
	2,360.4	2,224.9	6,872.5	6,821.2
Operating income	463.8	408.4	1,167.6	1,121.0

Non-operating income (expense):
Interest expense	(232.3)	(293.4)	(655.3)	(863.7)
Interest and dividend income	13.4	23.5	41.5	75.3
Realized and unrealized gains (losses) on derivative instruments, net	(226.8)	18.2	(772.4)	89.2
Foreign currency transaction gains (losses), net	6.7	(286.7)	91.5	96.3
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(51.0)	(129.2)	16.2	(84.4)
Losses on debt modifications	(9.7)	—	(34.0)	—
Share of results of affiliates, net	0.4	2.4	1.4	5.2
Other income (expense), net	7.0	(0.8)	5.9	(0.1)
	(492.3)	(666.0)	(1,305.2)	(682.2)
Earnings (loss) from continuing operations before income taxes	(28.5)	(257.6)	(137.6)	438.8

Income tax expense	(30.9)	(24.6)	(170.0)	(314.6)

Earnings (loss) from continuing operations	(59.4)	(282.2)	(307.6)	124.2

Discontinued operations:
Earnings (loss) from discontinued operations, net of taxes	(2.0)	3.9	3.5	13.1
Gain on disposal of discontinued operations	25.7	—	25.7	—
	23.7	3.9	29.2	13.1

Net earnings (loss)	(35.7)	(278.3)	(278.4)	137.3

Net earnings attributable to noncontrolling interests	(84.6)	(30.6)	(233.7)	(173.6)

Net loss attributable to Liberty Global, Inc. stockholders	$(120.3)	$(308.9)	$(512.1)	$(36.3)

Basic and diluted earnings (loss) per share attributable to Liberty Global, Inc. stockholders:
Continuing operations	$(0.54)	$(1.02)	$(1.99)	$(0.15)
Discontinued operations	0.09	0.01	0.10	0.04
	$(0.45)	$(1.01)	$(1.89)	$(0.11)

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2009	2008
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(278.4)	$137.3
Earnings from discontinued operations	(29.2)	(13.1)
Earnings (loss) from continuing operations	(307.6)	124.2
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	2,576.4	2,078.8
Net cash provided by operating activities of discontinued operations	11.6	21.1
Net cash provided by operating activities	2,280.4	2,224.1

Cash flows from investing activities:
Capital expended for property and equipment	(1,606.8)	(1,669.2)
Proceeds received upon disposition of discontinued operations, net of disposal costs	167.0	—
Cash paid in connection with acquisitions, net of cash acquired	(13.9)	(243.7)
Other investing activities, net	(7.7)	21.3
Net cash used by investing activities of discontinued operations	(9.3)	(17.7)
Net cash used by investing activities	(1,470.7)	(1,909.3)

Cash flows from financing activities:
Borrowings of debt	2,166.5	1,971.9
Repayments and repurchases of debt and capital lease obligations	(1,911.9)	(747.3)
Repurchase of Liberty Global, Inc. common stock	(366.3)	(1,955.5)
Payment of financing costs	(103.1)	(27.2)
Distributions by subsidiaries to noncontrolling interests	(91.6)	(33.6)
Other financing activities, net	2.9	37.8
Net cash used by financing activities	(303.5)	(753.9)

Effect of exchange rates on cash	88.6	(15.0)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	592.5	(457.5)
Discontinued operations	2.3	3.4
Net increase (decrease) in cash and cash equivalents	594.8	(454.1)

Cash and cash equivalents, beginning of period	1,374.0	2,035.5
Cash and cash equivalents, end of period	$1,968.8	$1,581.4

Cash paid for interest	$606.3	$1,042.0
Net cash paid for taxes	$209.2	$130.7

PRESS RELEASE

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2009, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business services and J:COM provides certain programming distribution services. At September 30, 2009, our operating segments in the UPC Broadband Division provided services in nine European countries. Our Other Central and Eastern Europe segment includes our operating segments in the Czech Republic, Poland, Romania and Slovakia. Telenet, J:COM and VTR provide broadband communications services in Belgium, Japan and Chile, respectively. Our corporate and other category includes (i) Austar, (ii) other less significant consolidated operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (iii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

During the first quarter of 2009, we changed our reporting such that we no longer include video-on-demand costs within the central and corporate operations category of UPC. Instead, we present these costs within the individual operating segments of UPC. Segment information for all periods presented has been recast to reflect the reclassification of these costs. Additionally, our reportable segments have been reclassified for all periods to present UPC Slovenia as a discontinued operation. Previously, UPC Slovenia was included in our Other Central and Eastern Europe segment. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2009, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2008 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in our rebased amounts for the three and nine months ended September 30, 2008 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2009, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2008 from our rebased amounts for the nine months ended September 30, 2008, and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2008 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2009. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2008 include Interkabel, Mediatti, three small acquisitions in Europe and two small acquisitions in Japan. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2008 include Interkabel, Mediatti, six small acquisitions in Europe and four small acquisitions in Japan. Additionally, the disposed entity that was excluded from the determination of our rebased revenue and OCF for the nine months ended September 30, 2008 was Chellomedia’s Liveshop operation. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2008 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2008 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2009 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2008. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

PRESS RELEASE

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$288.4	$297.3	$(8.9)	(3.0)	1.9	—
Switzerland	259.1	255.6	3.5	1.4	0.3	—
Austria	123.4	136.0	(12.6)	(9.3)	(4.8)	—
Ireland	88.1	91.1	(3.0)	(3.3)	1.7	—
Total Western Europe	759.0	780.0	(21.0)	(2.7)	0.2	0.2
Hungary	84.6	110.0	(25.4)	(23.1)	(7.2)	—
Other Central and Eastern Europe	207.3	235.4	(28.1)	(11.9)	6.8	—
Total Central and Eastern Europe	291.9	345.4	(53.5)	(15.5)	2.4	1.9
Central and corporate operations	2.1	2.8	(0.7)	(25.0)	(16.7)	—
Total UPC Broadband Division	1,053.0	1,128.2	(75.2)	(6.7)	0.8	0.7

Telenet (Belgium)	439.4	374.8	64.6	17.2	23.0	7.7
J:COM (Japan)	891.2	686.0	205.2	29.9	12.9	5.1
VTR (Chile)	179.7	179.7	—	—	5.5	5.5
Corporate and other	281.0	284.2	(3.2)	(1.1)	6.3	—
Intersegment eliminations	(20.1)	(19.6)	(0.5)	(2.6)	(9.2)	—

Total LGI	$2,824.2	$2,633.3	$190.9	7.2	8.0	3.8

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$832.7	$909.0	$(76.3)	(8.4)	2.1	—
Switzerland	745.9	776.5	(30.6)	(3.9)	0.5	—
Austria	356.2	419.7	(63.5)	(15.1)	(5.4)	—
Ireland	252.3	275.1	(22.8)	(8.3)	2.2	—
Total Western Europe	2,187.1	2,380.3	(193.2)	(8.1)	0.2	0.2
Hungary	240.5	318.5	(78.0)	(24.5)	(3.7)	—
Other Central and Eastern Europe	572.0	692.0	(120.0)	(17.3)	6.0	—
Total Central and Eastern Europe	812.5	1,010.5	(198.0)	(19.6)	2.9	2.3
Central and corporate operations	6.4	8.4	(2.0)	(23.8)	(14.5)	—
Total UPC Broadband Division	3,006.0	3,399.2	(393.2)	(11.6)	1.0	0.7

Telenet (Belgium)	1,216.5	1,137.1	79.4	7.0	19.0	6.8
J:COM (Japan)	2,593.3	2,056.4	536.9	26.1	12.9	4.6
VTR (Chile)	508.2	560.8	(52.6)	(9.4)	7.2	7.2
Corporate and other	773.0	854.1	(81.1)	(9.5)	6.9	—
Intersegment eliminations	(56.9)	(65.4)	8.5	13.0	2.8	—

Total LGI	$8,040.1	$7,942.2	$97.9	1.2	7.8	3.7

PRESS RELEASE

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$174.8	$173.2	$1.6	0.9	5.9	—
Switzerland	147.8	137.4	10.4	7.6	6.4	—
Austria	64.3	70.6	(6.3)	(8.9)	(4.5)	—
Ireland	35.0	35.6	(0.6)	(1.7)	3.4	—
Total Western Europe	421.9	416.8	5.1	1.2	4.1	4.1
Hungary	41.7	57.6	(15.9)	(27.6)	(12.5)	—
Other Central and Eastern Europe	112.3	126.9	(14.6)	(11.5)	7.3	—
Total Central and Eastern Europe	154.0	184.5	(30.5)	(16.5)	1.1	0.6
Central and corporate operations	(49.0)	(52.8)	3.8	7.2	2.8	—
Total UPC Broadband Division	526.9	548.5	(21.6)	(3.9)	3.7	3.7

Telenet (Belgium)	220.5	186.7	33.8	18.1	24.2	14.2
J:COM (Japan)	391.6	290.0	101.6	35.0	17.4	9.5
VTR (Chile)	74.5	72.0	2.5	3.5	8.9	8.9
Corporate and other	67.2	62.6	4.6	7.3	15.5	—

Total	$1,280.7	$1,159.8	$120.9	10.4	11.4	8.0

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$486.7	$507.9	$(21.2)	(4.2)	6.6	—
Switzerland	417.2	407.2	10.0	2.5	7.1	—
Austria	181.3	215.0	(33.7)	(15.7)	(6.1)	—
Ireland	101.1	105.2	(4.1)	(3.9)	7.0	—
Total Western Europe	1,186.3	1,235.3	(49.0)	(4.0)	4.6	4.6
Hungary	120.1	163.8	(43.7)	(26.7)	(6.4)	—
Other Central and Eastern Europe	295.6	360.5	(64.9)	(18.0)	5.0	—
Total Central and Eastern Europe	415.7	524.3	(108.6)	(20.7)	1.4	0.7
Central and corporate operations	(143.4)	(168.0)	24.6	14.6	3.4	—
Total UPC Broadband Division	1,458.6	1,591.6	(133.0)	(8.4)	4.4	4.3

Telenet (Belgium)	619.5	551.5	68.0	12.3	25.1	14.4
J:COM (Japan)	1,123.9	849.4	274.5	32.3	18.5	9.4
VTR (Chile)	206.1	229.5	(23.4)	(10.2)	6.1	6.1
Corporate and other	163.3	175.9	(12.6)	(7.2)	13.1	—

Total	$3,571.4	$3,397.9	$173.5	5.1	11.8	7.8

PRESS RELEASE

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include gains and losses on the disposition of long-lived assets and due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire controlling interests in entities. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	in millions

Total segment operating cash flow	$1,280.7	$1,159.8	$3,571.4	$3,397.9
Stock-based compensation expense	(39.5)	(42.0)	(98.9)	(125.3)
Depreciation and amortization	(775.4)	(708.0)	(2,178.7)	(2,148.3)
Impairment, restructuring and other operating charges, net	(2.0)	(1.4)	(126.2)	(3.3)
Operating income	$463.8	$408.4	$1,167.6	$1,121.0

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2009:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents[2]
	in millions
LGI and its non-operating subsidiaries	$2,428.7	$—	$2,428.7	$874.0
UPC Holding (excluding VTR)	11,321.4	32.9	11,354.3	49.9
Telenet	3,000.3	451.8	3,452.1	191.0
J:COM	2,128.1	703.6	2,831.7	661.6
VTR	460.8	1.5	462.3	66.4
Austar	750.1	—	750.1	93.9
Chellomedia	283.5	—	283.5	23.2
Liberty Puerto Rico	176.3	—	176.3	5.7
Other operating subsidiaries	—	—	—	3.1
Total LGI	$20,549.2	$1,189.8	$21,739.0	$1,968.8

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
[2]	Excludes $471 million of restricted cash related to our debt instruments.

PRESS RELEASE

Capital Expenditures and Capital Lease Additions

The following table highlights our capital expenditures per category, as well as capital lease additions for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	in millions
Customer premises equipment	$268.9	$270.3	$814.2	$738.5
Scalable infrastructure	69.8	78.1	190.5	232.3
Line extensions	50.7	57.1	152.6	136.7
Upgrade/rebuild	57.9	100.0	210.5	272.6
Support capital	75.6	80.2	231.8	271.9
Other including Chellomedia	2.0	5.8	7.2	17.2
Total capital expenditures (“capex”)	$524.9	$591.5	$1,606.8	$1,669.2

Capital expenditures	$524.9	$591.5	$1,606.8	$1,669.2
Capital lease additions	57.2	37.4	155.4	109.0
Total capex and capital leases	$582.1	$628.9	$1,762.2	$1,778.2

As % of revenue
Capital expenditures	18.6%	22.5%	20.0%	21.0%
Capex and capital leases	20.6%	23.9%	21.9%	22.4%

Free Cash Flow Definition and Reconciliation

FCF is defined as net cash provided by the operating activities of our continuing operations less the capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. Adjusted FCF represents FCF less the non-cash capital lease additions of our continuing operations. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	in millions
Net cash provided by operating activities	$691.4	$692.6	$2,268.8	$2,203.0
Capital expenditures	(524.9)	(591.5)	(1,606.8)	(1,669.2)
FCF	$166.5	$101.1	$662.0	$533.8

FCF	$166.5	$101.1	$662.0	$533.8
Capital lease additions	(57.2)	(37.4)	(155.4)	(109.0)
Adjusted FCF	$109.3	$63.7	$506.6	$424.8

PRESS RELEASE

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at September 30, 2009, June 30, 2009 and September 30, 2008:

	September 30, 2009	June 30, 2009	September 30, 2008	Q3’09 / Q2’09 (% Change)	Q3’09 / Q3’08 (% Change)
Total Customers
UPC Broadband	9,099,400	9,164,400	9,365,200	(0.7)%	(2.8)%
Telenet	2,363,200	2,374,000	1,968,900	(0.5)%	20.0%
J:COM	3,247,300	3,219,200	2,903,300	0.9%	11.8%
VTR	1,051,000	1,038,800	1,027,800	1.2%	2.3%
Other	868,500	857,600	833,200	1.3%	4.2%
Liberty Global Consolidated	16,629,400	16,654,000	16,098,400	(0.1)%	3.3%

Total Single-Play Customers	9,882,900	10,046,100	10,191,700	(1.6)%	(3.0)%
Total Double-Play Customers	3,295,300	3,240,000	3,040,700	1.7%	8.4%
Total Triple-Play Customers	3,451,200	3,367,900	2,866,000	2.5%	20.4%

% Double-Play Customers
UPC Broadband	17.3%	16.8%	15.9%	3.0%	8.8%
Telenet	23.1%	22.7%	26.5%	1.8%	(12.8)%
J:COM	28.1%	28.0%	27.5%	0.4%	2.2%
VTR	21.2%	20.8%	19.7%	1.9%	7.6%
Liberty Global Consolidated	19.8%	19.5%	18.9%	1.5%	4.8%

% Triple-Play Customers
UPC Broadband	16.5%	16.1%	14.1%	2.5%	17.0%
Telenet	26.5%	25.5%	18.9%	3.9%	40.2%
J:COM	26.2%	25.7%	25.9%	1.9%	1.2%
VTR	42.4%	42.1%	39.6%	0.7%	7.1%
Liberty Global Consolidated	20.8%	20.2%	17.8%	3.0%	16.9%

RGUs per Customer Relationship
UPC Broadband	1.50	1.49	1.44	0.7%	4.2%
Telenet	1.76	1.74	1.64	1.1%	7.3%
J:COM	1.81	1.79	1.79	1.1%	1.1%
VTR	2.06	2.05	1.99	0.5%	3.5%
Liberty Global Consolidated	1.61	1.60	1.54	0.6%	4.5%

ARPU per Customer Relationship Table3

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,
	2009		2008		% Change
UPC Broadband		€23.79		€23.64	0.6%
Telenet		€36.05		€35.14	2.6%
J:COM		¥7,244		¥7,295	(0.7)%
VTR	CLP	28,554	CLP	27,820	2.6%
Liberty Global Consolidated		$47.51		$45.76	3.8%

3                              ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

PRESS RELEASE

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the third quarter of 2009.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	in millions
UPC Holding:
Revenue	€861.5	€870.7	€2,571.0	€2,601.7
OCF	420.6	413.1	1,217.4	1,196.8

Chellomedia Programming:[4]
Revenue	€53.7	€52.7	€154.7	€156.5
OCF	12.9	14.8	36.9	41.9

	Debt, Cash and Leverage at September 30, 2009[5]
	Total Debt[6]	Cash[7]	Sr. Leverage		Total Leverage
	in millions

UPC Holding	€8,069.6	€79.4	3.81	x	4.78	x
Chellomedia Programming	193.6	8.4	3.70	x	3.70	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. As UPC Holding and Chellomedia Programming use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). For additional discussion of OCF, please see page 13.  The following tables provide the appropriate reconciliations:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	in millions
UPC Holding
Total segment operating cash flow	€420.6	€413.1	€1,217.4	€1,196.8
Stock-based compensation expense	(10.9)	(10.4)	(23.4)	(28.6)
Depreciation and amortization	(265.6)	(269.2)	(790.9)	(810.7)
Related-party fees and allocations, net	4.5	7.4	15.1	15.5
Impairment, restructuring and other operating charges (credits), net	0.4	(1.0)	(89.1)	(5.9)
Operating income	€149.0	€139.9	€329.1	€367.1

Chellomedia Programming
Total segment operating cash flow	€12.9	€14.8	€36.9	€41.9
Stock-based compensation expense	(0.2)	(0.1)	(0.6)	(0.3)
Depreciation and amortization	(4.4)	(4.3)	(13.1)	(12.7)
Related-party management fees	(1.1)	(1.7)	(5.7)	(2.9)
Impairment, restructuring and other operating charges	(1.0)	(0.1)	(2.4)	(0.4)
Operating income	€6.2	€8.6	€15.1	€25.6

4                              The amounts for the three and nine months ended September 30, 2008 reflect a transfer between entities under common control as if the transfer had occurred on September 1, 2008, the date the transferred business was acquired by LGI.

5                              In the covenant calculations for UPC Holding, we utilize debt figures that take into account currency swaps. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on September 30, 2009 results, and are subject to completion of our third quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

6                              Total debt includes capital lease obligations. Debt for UPC Holding reflects only third-party debt. Debt for Chellomedia Programming reflects third-party debt and a loan payable to a related-party of €7.6 million.

7                              Cash includes cash and cash equivalents and excludes restricted cash.

PRESS RELEASE

	Consolidated Operating Data — September 30, 2009
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands(13)	2,756,600	2,649,800	1,968,600	3,272,300	1,255,300	710,700	—	—	1,966,000	2,649,800	707,900	2,603,100	598,400
Switzerland(13)	1,983,300	1,629,000	1,590,300	2,344,600	1,192,100	362,300	—	—	1,554,400	1,979,500	485,100	1,977,000	305,100
Austria	1,157,500	1,157,500	721,000	1,238,600	323,600	217,600	—	—	541,200	1,157,500	424,300	1,157,500	273,100
Ireland	876,400	572,000	537,000	697,800	169,600	263,500	—	76,800	509,900	572,000	134,900	473,100	53,000
Total Western Europe	6,773,800	6,008,300	4,816,900	7,553,300	2,940,600	1,554,100	—	76,800	4,571,500	6,358,800	1,752,200	6,210,700	1,229,600
Hungary	1,229,400	1,209,500	905,300	1,369,700	476,600	140,600	182,900	—	800,100	1,209,500	325,100	1,211,900	244,500
Romania	2,070,500	1,732,000	1,237,300	1,638,200	872,800	202,900	161,600	—	1,237,300	1,606,600	256,400	1,544,800	144,500
Poland	2,013,100	1,859,100	1,081,500	1,619,800	819,500	193,900	—	—	1,013,400	1,859,100	437,800	1,858,200	168,600
Czech Republic	1,313,200	1,203,400	771,700	1,137,800	171,500	361,600	107,600	—	640,700	1,203,400	344,900	1,199,300	152,200
Slovakia	489,400	430,900	286,700	365,200	189,700	53,800	31,100	4,300	278,900	393,000	59,800	393,000	26,500
Total Central and Eastern Europe	7,115,600	6,434,900	4,282,500	6,130,700	2,530,100	952,800	483,200	4,300	3,970,400	6,271,600	1,424,000	6,207,200	736,300
Total UPC Broadband Division	13,889,400	12,443,200	9,099,400	13,684,000	5,470,700	2,506,900	483,200	81,100	8,541,900	12,630,400	3,176,200	12,417,900	1,965,900

Telenet (Belgium)	2,787,600	2,787,600	2,363,200	4,163,000	1,446,900	916,200	—	—	2,363,100	2,787,600	1,085,000	2,787,600	714,900

J:COM (Japan)	12,525,900	12,525,900	3,247,300	5,861,700	324,400	2,263,500	—	—	2,587,900	12,525,900	1,559,400	12,053,100	1,714,400

The Americas:
VTR (Chile)	2,597,000	1,933,400	1,051,000	2,164,500	389,700	509,000	—	—	898,700	1,933,400	645,900	1,920,500	619,900
Puerto Rico	347,700	347,700	129,000	214,000	—	90,300	—	—	90,300	347,700	76,600	347,700	47,100
Total The Americas	2,944,700	2,281,100	1,180,000	2,378,500	389,700	599,300	—	—	989,000	2,281,100	722,500	2,268,200	667,000

Austar (Australia)	2,505,400	—	739,500	739,500	—	—	739,200	—	739,200	30,400	300	—	—

Grand Total	34,653,000	30,037,800	16,629,400	26,826,700	7,631,700	6,285,900	1,222,400	81,100	15,221,100	30,255,400	6,543,400	29,526,800	5,062,200

PRESS RELEASE

	Subscriber Variance Table — September 30, 2009 vs. June 30, 2009
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	3,600	1,700	(20,600)	(100)	(44,100)	23,700	—	—	(20,400)	1,700	14,900	1,900	5,400
Switzerland	22,100	12,400	2,900	400	(3,300)	5,500	—	—	2,200	172,900	200	172,400	(2,000)
Austria	3,400	3,400	(3,800)	(600)	(13,100)	9,300	—	—	(3,800)	3,400	(1,600)	3,400	4,800
Ireland	500	19,200	(5,400)	13,700	(17,900)	12,500	—	(3,400)	(8,800)	19,200	13,300	24,600	9,200
Total Western Europe	29,600	36,700	(26,900)	13,400	(78,400)	51,000	—	(3,400)	(30,800)	197,200	26,800	202,300	17,400
Hungary	3,900	7,300	(18,000)	(12,600)	(34,800)	16,300	—	—	(18,500)	7,300	800	7,200	5,100
Romania	600	25,500	(11,000)	(1,300)	(40,100)	23,300	5,800	—	(11,000)	25,500	5,700	25,500	4,000
Poland	8,500	33,200	(1,400)	17,600	(35,900)	33,500	—	—	(2,400)	33,200	12,200	33,500	7,800
Czech Republic	5,000	5,000	(4,400)	6,400	(16,000)	8,500	(3,500)	—	(11,000)	5,000	10,100	5,000	7,300
Slovakia	3,800	12,600	(3,300)	100	(15,300)	11,100	800	(300)	(3,700)	9,800	1,800	9,800	2,000
Total Central and Eastern Europe	21,800	83,600	(38,100)	10,200	(142,100)	92,700	3,100	(300)	(46,600)	80,800	30,600	81,000	26,200
Total UPC Broadband Division	51,400	120,300	(65,000)	23,600	(220,500)	143,700	3,100	(3,700)	(77,400)	278,000	57,400	283,300	43,600

Telenet (Belgium)	6,300	6,300	(10,800)	39,800	(73,000)	62,100	—	—	(10,900)	6,300	29,800	6,300	20,900

J:COM (Japan)	59,600	59,600	28,100	84,500	(71,800)	85,100	—	—	13,300	59,600	23,000	373,200	48,200

The Americas:
VTR (Chile)	32,200	62,300	12,200	34,700	(27,800)	36,400	—	—	8,600	62,300	17,100	63,400	9,000
Puerto Rico	700	700	400	3,800	—	(300)	—	—	(300)	700	2,200	700	1,900
Total The Americas	32,900	63,000	12,600	38,500	(27,800)	36,100	—	—	8,300	63,000	19,300	64,100	10,900

Austar (Australia)	6,200	—	10,500	10,500	—	—	10,500	—	10,500	—	—	—	—

Total Continuing Operations	156,400	249,200	(24,600)	196,900	(393,100)	327,000	13,600	(3,700)	(56,200)	406,900	129,500	726,900	123,600

Discontinued Operations — Slovenia	(227,600)	(173,400)	(156,700)	(248,200)	(135,100)	(17,200)	—	(4,400)	(156,700)	(173,400)	(58,700)	(173,400)	(32,800)

Grand Total	(71,200)	75,800	(181,300)	(51,300)	(528,200)	309,800	13,600	(8,100)	(212,900)	233,500	70,800	553,500	90,800

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	35,500	118,500	(63,100)	24,100	(220,400)	143,600	3,100	(3,700)	(77,400)	122,900	57,800	128,700	43,700
Telenet (Belgium)	6,300	6,300	(10,800)	41,500	(71,300)	62,100	—	—	(9,200)	6,300	29,800	6,300	20,900
J:COM (Japan)	59,600	59,600	28,100	84,500	(71,800)	85,100	—	—	13,300	59,600	23,000	373,200	48,200
The Americas	32,900	63,000	12,600	38,500	(27,800)	36,100	—	—	8,300	63,000	19,300	64,100	10,900
Austar (Australia)	6,200	—	10,500	10,500	—	—	10,500	—	10,500	—	—	—	—
Organic Change from Continuing Operations	140,500	247,400	(22,700)	199,100	(391,300)	326,900	13,600	(3,700)	(54,500)	251,800	129,900	572,300	123,700
Organic Change from Discontinued Operations	—	—	—	—	—	—	—	—	—	—	—	—	—
Total Organic Change	140,500	247,400	(22,700)	199,100	(391,300)	326,900	13,600	(3,700)	(54,500)	251,800	129,900	572,300	123,700

ADJUSTMENTS:
Q3 2009 Acquisition — Dattenberg (Switzerland)	1,800	1,800	—	1,600	1,600	—	—	—	1,600	—	—	—	—
Q3 2009 Disposition — Slovenia	(227,600)	(173,400)	(156,700)	(248,200)	(135,100)	(17,200)	—	(4,400)	(156,700)	(173,400)	(58,700)	(173,400)	(32,800)
Q3 2009 Switzerland adjustment	14,100	—	—	—	—	—	—	—	—	155,100	—	154,600	—
Q3 2009 Romania adjustment	—	—	(1,900)	(2,100)	(1,700)	100	—	—	(1,600)	—	(400)	—	(100)
Q3 2009 Belgium adjustment	—	—	—	(1,700)	(1,700)	—	—	—	(1,700)	—	—	—	—
Net Adjustments	(211,700)	(171,600)	(158,600)	(250,400)	(136,900)	(17,100)	—	(4,400)	(158,400)	(18,300)	(59,100)	(18,800)	(32,900)

Net Adds (Reductions) from Continuing Operations	156,400	249,200	(24,600)	196,900	(393,100)	327,000	13,600	(3,700)	(56,200)	406,900	129,500	726,900	123,600
Net Adds (Reductions) from Discontinued Operations	(227,600)	(173,400)	(156,700)	(248,200)	(135,100)	(17,200)	—	(4,400)	(156,700)	(173,400)	(58,700)	(173,400)	(32,800)
Total Net Adds (Reductions)	(71,200)	75,800	(181,300)	(51,300)	(528,200)	309,800	13,600	(8,100)	(212,900)	233,500	70,800	553,500	90,800

PRESS RELEASE

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH.  With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 464,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 41,400 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 78,800 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 46,000 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At September 30, 2009, Cablecom’s partner networks account for 83,600 Customer Relationships, 120,100 RGUs, 47,600 Digital Cable Subscribers, 350,600 Internet Homes Serviceable, 348,100 Telephony Homes Serviceable, 44,100 Internet Subscribers, and 28,400 Telephony Subscribers. In addition, partner networks account for 460,200 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2009 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania.  We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.